Exhibit 99.1

News Release

P.O. Box 110 ¡ Route 5 ¡ South Deerfield MA ¡ 01373-0110

FOR IMMEDIATE RELEASE

Contact: Bruce L. Hartman

(413) 665-8306, Ext. 4414

The Yankee Candle Company, Inc. Reports

Fiscal 2009 Second Quarter Results

South Deerfield, MA – August 13, 2009 – Yankee Holding Corp. and The Yankee Candle Company, Inc. (“Yankee Candle” or the “Company”) today announced financial results for the second quarter ended July 4, 2009. Yankee Holding Corp. is a holding company formed in connection with the Company’s Merger with an affiliate of Madison Dearborn Partners, LLC on February 6, 2007 (the “Merger”), and is the parent company of The Yankee Candle Company, Inc.

As announced on January 20, 2009, the Company has discontinued its Illuminations business. All 28 Illuminations stores and the Illuminations Consumer Direct business were closed prior to the end of the second quarter. Accordingly, the results of operations of the Illuminations business, including lease and severance obligations related to the closing thereof, are classified as discontinued operations for all periods. Sales from the Illuminations business for the second quarter of 2009 were $2.4 million compared to $3.7 million in the prior year quarter and are included in discontinued operations.

Sales for the Company’s continuing operations for the second quarter were $119.3 million, a 3.6% decrease from the prior year second quarter. Both the retail and wholesale segments of the business continued to be negatively impacted by the ongoing macroeconomic challenges affecting all consumer-facing companies, including the continued rise in unemployment and weak consumer spending behavior. Sales in the Company’s wholesale business decreased by 10.0% versus the prior year quarter, driven primarily by continued weak retail traffic, particularly in the gift channel; the loss of Linens ’n Things (“LNT”) as a wholesale customer due to its 2008 bankruptcy; and continued tight inventory management by our wholesale customers. Retail comparable sales including the Consumer Direct business and excluding Illuminations stores, decreased by 4.8% compared to the prior year quarter, driven primarily by declining mall traffic.

The Company incurred a net loss of $12.5 million, including a loss of $3.9 million from discontinued operations, for the second quarter of 2009 compared to a net loss of $9.3 million for the second quarter of 2008. The loss from continuing operations was $8.6 million for the second quarter of 2009 as compared to $8.3 million for the second quarter of 2008.

The Company also presents EBITDA (earnings/loss from continuing operations before interest, income taxes, depreciation and amortization) and Adjusted EBITDA (as defined below) to provide investors with additional information to evaluate the Company’s operating performance and its ability to service its debt. EBITDA for the second quarter of 2009 was $16.2 million compared to $19.5 million for the prior year quarter. Adjusted EBITDA for the second quarter of 2009 was $17.4 million, or 14.6% of sales from continuing operations, compared to $18.4 million, or 14.8% of sales from continuing operations for the prior year quarter. The 2008 second quarter results included the write-off of approximately $4.5 million of LNT receivables as a result of the LNT bankruptcy filed in May 2008. Reconciliations of second quarter results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

“Our business continued to be negatively impacted in the second quarter by the ongoing macro-economic conditions, as weak retail traffic and consumer spending affected revenues in both our Retail and Wholesale businesses,” said Craig Rydin, the Company’s Chairman and Chief Executive Officer. “Despite this, we were able to deliver Adjusted EBITDA results which exceeded our internal projections for the quarter. This is due in large part to our intense focus on managing our costs and expenditures, as well as the ability of our teams to successfully deliver on numerous productivity and efficiency initiatives in our supply chain and throughout the Company. At the same time, we remain focused on optimizing our revenue performance despite the challenges presented by the current economic conditions. Our retail comparable sales were generally in line with most other mall-based specialty retailers. Our wholesale business continues to be challenged on a year over year basis by the loss of LNT to bankruptcy. In the balance of our wholesale business, while some sectors and accounts still appear to be in the process of re-setting their inventory levels, we are seeing indications that some accounts are beginning to more closely align their orders to their retail sales performance.”

Second Quarter Highlights:

•

Retail sales, excluding Illuminations, were $68.1 million, an increase of $1.3 million or 2.0% from the second quarter of fiscal 2008. Comparable sales in the 437 Yankee Candle retail stores, including the South Deerfield and Williamsburg flagship stores that have been open for more than one year, decreased 5.0%, while the Consumer Direct business decreased by 2.4% over the prior year quarter.

•

Wholesale sales were $51.2 million in the second quarter, a decrease of $5.7 million or 10.0% from the prior year quarter. The decrease in wholesale sales was due primarily to the macro-economic environment and its impact on the Company’s wholesale customers and the loss of LNT as a wholesale customer due to its bankruptcy in 2008.

•

At the end of the second quarter of 2009, the Company had $20.1 million outstanding under its revolving credit facility, together with outstanding letters of credit in the amount of $1.5 million, leaving a total of $88.4 million in availability under the Company’s revolving credit facility.

•

As part of the restructuring that was previously announced on January 20, 2009, the Company recorded a $5.3 million charge in the second quarter of 2009, of which $5.0 million is included in discontinued operations. The charge primarily includes costs associated with lease terminations for the Illuminations stores closed in the second quarter. As of July 4, 2009 the Company has recorded $20.1 million in charges in connection with this restructuring plan, including amounts recorded in the fourth quarter of 2008, and currently expects that the total charges related to this restructuring plan will be approximately $22.0 million. This is the Company’s best current estimate and is subject to change. The Company expects to complete all or substantially all of the activities associated with the restructuring plan by the end of fiscal 2009.

Six Months Ended July 4, 2009 Highlights:

•

Retail sales, excluding Illuminations, were $132.7 million for the first six months of 2009, a 1.8% decrease from the first six months of fiscal 2008. Comparable sales in the 437 Yankee Candle retail stores including the South Deerfield and Williamsburg flagship stores that have been open for more than one year decreased by 6.9%, while the Consumer Direct business decreased by 10.4% over the prior year. Including Consumer Direct, but excluding Illuminations, total retail comparable sales decreased by 7.3%.

•	Wholesale sales were $106.6 million for the first six months of fiscal 2009, a decrease of 14.7% from the first six months of fiscal 2008.

For the six months ended July 4, 2009, the Company incurred a net loss of $24.0 million, including a loss of $5.2 million from discontinued operations, compared with a net loss of $17.2 million for the six months ended June 28, 2008. The loss from continuing operations was $18.8 million versus $13.3 million for the same period in 2008.

For the six months ended July 4, 2009, the Company generated EBITDA of $30.7 million compared to $45.1 million for the corresponding six months in 2008. For the six months ended July 4, 2009, Adjusted EBITDA was $35.1 million compared to $45.0 million for the corresponding six months in 2008.

“While we do not provide specific guidance for future quarters,” Craig Rydin continued, “we believe it is prudent to continue to assume that consumer spending will remain challenged for the balance of 2009. Therefore, we plan to remain cautious in our assumptions and will continue our strong focus on total system cost and expense reductions and productivity. At the same time, we will also continue to focus the organization, as always, on leveraging the power of the Yankee Candle® brand, driving profitable revenue and serving our customers and consumers. Finally, we plan to remain focused on cash flows by continuing to prudently manage our inventory levels and capital expenditures, and to continue to reduce our net debt. By continuing to follow these strategies we believe that the strength of our brand, the flexibility and other advantages provided by our multi-channel model and vertically integrated supply chain, and the talent of our organization will allow us to successfully manage through these challenging economic times and to emerge from this recession well positioned for future growth and market share gains.”

The Company also announced its plans to discontinue its Aroma Naturals business and indicated that the Company currently expects to restructure the business and record total charges of approximately $2.0 million to $3.0 million, which will commence in the third quarter. Approximately $1.0 million of these charges, net of taxes, are expected to be cash charges, consisting primarily of lease costs, employee severance payments, moving costs and other related expenses. The remaining charges are expected to be non-cash items, consisting primarily of fixed asset write-offs and impairment charges relating to intangible assets. The Company currently expects to complete all or substantially all of the activities associated with the restructuring plan by year end. These estimated costs and charges are preliminary and may vary materially based on various factors, including timing in the execution of the restructuring program and changes in management’s assumptions and projections.

Earnings Conference Call:

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2009 second quarter results. The dial-in number is (800) 860-2442, for International Calls the dial-in number is (412) 858-4600. When greeted by the operator, request the conference by stating the Company and the host’s last name (Yankee Candle/Rydin) or reference the conference title (Q2 2009 Yankee Candle Earnings Conference Call). This call is being webcast by MultiVu and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.

About Yankee Candle

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee Candle has a 39-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of 18,153 store locations, a growing base of Company owned and operated retail stores (485 Yankee Candle Stores located in 43 states as of July 4, 2009), direct mail catalogs, and its Internet website (www.yankeecandle.com). Outside of North America, the Company sells its products primarily through its subsidiary, Yankee Candle Company (Europe), Ltd., which has an international wholesale customer network of 3,270 store locations and distributors covering approximately 23 countries.

This press release may contain certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2009, managements estimates of the cost of the restructuring plans and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the impact of the ongoing economic situation and any continued deterioration in consumer confidence or spending; the impact of our Merger with affiliated investment funds of Madison Dearborn Partners, LLC on our financial and operating results; the risk that the substantial indebtedness incurred in connection with the Merger, and the debt agreements entered into in connection therewith, might restrict our ability to operate our business and pursue certain business strategies; the risk that we may not be able to generate sufficient cash flows to meet our debt service obligations; the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on the price of our notes of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

Yankee Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Thirteen Weeks Ended July 4, 2009			Thirteen Weeks Ended June 28, 2008
Sales:
Retail	$68,133	57.09%		$66,819	54.00%
Wholesale	51,203	42.91%		56,919	46.00%

Total sales	119,336	100.00%		123,738	100.00%
Cost of sales	52,115	43.67%		53,424	43.18%

Gross profit	67,221	56.33%		70,314	56.82%
Selling expenses:
Retail	37,972	55.73	%(A)	35,804	53.58	%(A)
Wholesale	7,917	15.46	%(B)	12,554	22.06	%(B)

Total selling expenses	45,889	38.45%		48,358	39.08%
General & administrative expenses	15,047	12.61%		14,691	11.87%
Restructuring charge	227	0.19%		—	0.00%

Operating income	6,058	5.08%		7,265	5.87%
Interest income	(1)	0.00%		(5)	0.00%
Interest expense	21,824	18.29%		22,968	18.56%
Gain on extinguishment of debt	—			(2,131)	-1.72%
Other expense (income)	40	0.03%		(47)	-0.04%

Loss from continuing operations before benefit from income taxes	(15,805)	-13.24%		(13,520)	-10.93%
Benefit from income taxes	(7,173)	-6.01%		(5,261)	-4.25%

Loss from continuing operations	(8,632)	-7.23%		(8,259)	-6.67%
Loss from discontinued operations, net of income taxes	(3,890)	-3.26%		(1,083)	-0.88%

Net Loss	$(12,522)	-10.49%		$(9,342)	-7.55%

	Twenty-Six Weeks Ended July 4, 2009			Twenty-Six Weeks Ended June 28, 2008
Sales:
Retail	$132,684	55.46%		$135,021	51.93%
Wholesale	106,552	44.54%		124,979	48.07%

Total sales	239,236	100.00%		260,000	100.00%
Cost of sales	104,677	43.75%		114,569	44.07%

Gross profit	134,559	56.25%		145,431	55.94%
Selling expenses:
Retail	75,553	56.94	%(A)	72,757	53.89	%(A)
Wholesale	16,250	15.25	%(B)	20,930	16.75	%(B)

Total selling expenses	91,803	38.37%		93,687	36.03%
General & administrative expenses	29,982	12.53%		29,105	11.19%
Restructuring charge	975	0.41%		—	0.00%

Operating income	11,799	4.93%		22,639	8.71%
Interest income	(11)	0.00%		(17)	-0.01%
Interest expense	43,539	18.20%		46,776	17.99%
Gain on extinguishment of debt	—	0.00%		(2,131)	-0.82%
Other expense (income)	1,478	0.62%		(148)	-0.06%

Loss from continuing operations before benefit from income taxes	(33,207)	-13.88%		(21,841)	-8.40%
Benefit from income taxes	(14,408)	-6.02%		(8,540)	-3.28%

Loss from continuing operations	(18,799)	-7.86%		(13,301)	-5.12%
Loss from discontinued operations, net of income taxes	(5,211)	-2.18%		(3,899)	-1.50%

Net Loss	$(24,010)	-10.04%		$(17,200)	-6.62%

(A)	Retail selling expenses as a percentage of retail sales.
(B)	Wholesale selling expenses as a percentage of wholesale sales.

Yankee Holding Corp. And Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 4, 2009	January 3, 2009
ASSETS
Current Assets:
Cash	$6,613	$130,577
Accounts receivable, net	31,220	39,153
Inventories	78,027	63,035
Prepaid expenses and other current assets	34,151	10,184
Deferred tax assets	13,310	12,869

Total Current Assets	163,321	255,818
Property and Equipment, net	131,294	138,222
Marketable Securities	921	540
Deferred Financing Costs	21,712	24,170
Other Assets	946,751	953,819

Total Assets	$1,263,999	$1,372,569

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$22,893	$22,812
Accrued payroll	8,180	7,741
Accrued income taxes	—	4,931
Other accrued liabilities	59,259	66,424
Current portion of long-term debt	—	37,650

Total Current Liabilities	90,332	139,558
Deferred Compensation Obligation	1,021	740
Long-Term Debt	1,101,454	1,145,475
Deferred Rent	10,696	10,810
Deferred Tax Liabilities	80,649	75,905
Other Long-Term Liabilities	2,938	2,902
Stockholders’ Deficit	(23,091)	(2,821)

Total Liabilities And Stockholders’ Deficit	$1,263,999	$1,372,569

Yankee Holding Corp.

July 4, 2009 Earnings Release

Supplemental Data (1)

	Quarter	Year to Date	Total
YCC Retail Stores	11	21	485
Wholesale Customer Locations—North America	44	(1,536)	18,153
Wholesale Customer Locations—Europe	103	276	3,270
Square Footage—Gross	19,425	35,408	941,510
Square Footage—Selling	13,358	25,193	729,873
YCC Retail Comp Store Sales Change %	-5%	-7%
YCC Retail Comp Store Count	437	—	437
Total Comp Stores & Consumer Direct Sales Change %	-5%	-7%
Sales per Square Foot (2)		$403
Store Count		437
Average store square footage, gross (3)		1,639
Average store square footage, selling (3)		1,258
Gross Profit (4)
Retail $	$44,255	$86,337
Retail %	65.0%	65.1%
Wholesale $	$22,966	$48,222
Wholesale %	44.9%	45.3%
Segment Profit (4)
Retail $	$6,282	$10,784
Retail %	9.2%	8.1%
Wholesale $	$15,049	$31,972
Wholesale %	29.4%	30.0%
Depreciation & Amortization (4)	$11,721	$23,072
Inventory per Store		$28,340
Inventory Turns (5)		3.28
Capital Expenditures (4)	$3,658	$7,316

(1)	Excludes Illuminations (except for depreciation and amortization).
(2)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield/Williamsburg Flagships.
(3)	Excludes S. Deerfield and Williamsburg, VA Flagship stores.
(4)	Dollars in thousands.
(5)	Based on a 13 month average inventory divided by 12 month rolling COGS.

Reconciliation of EBITDA and Adjusted EBITDA

In addition to the results reported in accordance with GAAP, the Company has provided information regarding “EBITDA” and “Adjusted EBITDA”, both of which are non-GAAP financial measures. EBITDA is defined as earnings/loss from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude non-recurring or non-cash items and any other similar charges deemed appropriate by the Company. For the quarter ended July 4, 2009, these include discontinued operations, restructuring charges, the unrealized gain on derivative agreements, realized losses on foreign currency, MDP advisory fees, the impact of purchase accounting adjustments related to the Merger, and non-cash equity compensation expense. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. Following the Merger, we believe the presentation of EBITDA and Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management now evaluates our business following the Merger, and because these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures.

EBITDA and Adjusted EBITDA are calculated as follows:

	Thirteen weeks ended July 4, 2009	Thirteen weeks ended June 28, 2008	Twenty-six weeks ended July 4, 2009	Twenty-six weeks ended June 28, 2008
Net loss	$(12,522)	$(9,342)	$(24,010)	$(17,200)
Loss from discontinued operations, net of income taxes	3,890	1,083	5,211	3,899
Income tax benefit from continuing operations	(7,173)	(5,261)	(14,408)	(8,540)
Interest expense, net—excluding amortization of deferred financing fees	20,290	21,835	40,873	44,502
Amortization of deferred financing fees	1,533	1,128	2,655	2,257
Depreciation	6,777	6,662	13,599	13,418
Amortization	3,409	3,375	6,817	6,751

EBITDA from continuing operations	16,204	19,480	30,737	45,087
Equity-based compensation (a)	209	243	411	469
MDP advisory fees	375	375	750	750
Purchase accounting (b)	372	420	778	880
Restructuring (c)	227	—	975	—
Gain on extinguishment of debt	—	(2,131)	—	(2,131)
Unrealized gain on derivative agreement	(535)	—	(561)	—
Realized losses (gains) on Foreign Currency (d)	587	(37)	2,059	(88)

Adjusted EBITDA	$17,439	$18,350	$35,149	$44,967

(a)	Non-cash charges related to equity-based compensation.
(b)	Represents purchase accounting adjustments as a result of the Merger in 2007.
(c)	Includes costs associated with employee severance and the write-off of certain fixed assets.
(d)	Represents transaction (gains) losses on settlements of our intercompany receivable with our foreign subsidiary and transaction (gains) losses from foreign vendors and customers.